UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 16, 2015

GAIAM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-27517	84-1113527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (303) 222-3600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 13, 2014, Cinedigm Corp. and Cinedigm Entertainment Holdings, LLC (together, “Cinedigm”) initiated an arbitration proceeding under the Membership Interest Purchase Agreement, dated October 17, 2013, by and among Cinedigm and Gaiam, Inc. (the “Company”) and one of its subsidiaries (the “MIPA”). The aggregate relief requested by Cinedigm exceeded $30.0 million and included unspecified compensatory damages, attorneys’ fees, costs and interest, and other relief. Contractual provisions in the MIPA and related agreements provided that the working capital adjustment dispute would be resolved pursuant to arbitration before a nationally recognized accounting firm (the “WC Arbitration”), and the other disputes would be resolved pursuant to arbitration before the American Arbitration Association (the “AAA Arbitration”).

Following the conclusion of the WC Arbitration, the parties entered into a Confidential Settlement Agreement and Release on September 30, 2015 (the “Settlement”). The Settlement resolves all of the parties’ claims in connection with both the WC Arbitration and the AAA Arbitration (including the claims for working capital adjustment, breach of representations and warranties, breach of contract, fraud and other tortious acts)—with the sole exception of a single claim by Cinedigm (which was preserved) related to the reconciliation of cash collected by the Company during the transition period following the closing of the transaction (the “Cash Reconciliation Claim”). The Settlement provides that the Company will deliver a payment of $2.3 million to Cinedigm. The Settlement further provides that the Cash Reconciliation Claim will be resolved through one final arbitration (which has not yet been scheduled). The Settlement limits the Company’s potential exposure in connection with the Cash Reconciliation Claim to an amount that the Company does not expect to be material.

The Settlement does not constitute an admission by either party of any liability or wrongdoing whatsoever. The Company entered into the Settlement in order to (i) eliminate the uncertainty and risk inherent in any litigation, (ii) significantly reduce the professional fees and costs that the litigation would require, and (iii) significantly reduce the distraction imposed by the process on management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIAM, INC.

By:	/s/ Stephen J. Thomas
Name: Stephen J. Thomas Title: Chief Financial Officer

Date: October 16, 2015